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                                                                  EXHIBIT (d)(2)

                              ASSUMPTION AGREEMENT


         This assumption agreement (the "Agreement") is made as of this 1st day of March, 2001 by and between Shelby Country Trust Bank, a state-chartered bank having its principal place of business in Shelbyville, Kentucky ("SCTB"), SMC Capital, Inc., a registered investment adviser having its principal place of business in Louisville, Kentucky ("SMC") and the Coventry Group, a Massachusetts business trust registered as an investment company under the Investment Company Act of 1940, as amended ("Coventry").

         WHEREAS, SCTB and Coventry, are parties to an Investment Advisory Contract dated as of June 27, 1994, as amended (the "Advisory Contract"); and

         WHEREAS, SMC wishes to assume the duties and obligations of SCTB under the Advisory Contract.

         NOW, THEREFORE, based on the foregoing, the parties agree as follows:

         1. ASSUMPTION. SMC, intending to be legally bound, hereby agrees to assume and perform all duties and obligations of SCTB under the Advisory Contract.

         2. GUARANTY AND INDEMNITY. SCTB hereby irrevocably and unconditionally guarantees to Coventry the full performance of all of the financial obligations of under the provisions of the Advisory Contract hereby assumed by SMC.

         SCTB agrees to indemnify, defend and hold Coventry harmless form and against any and all loss, cost, damage or expense (including reasonable fees of counsel) whatsoever resulting from or arising out of any breach by SMC of any obligation of the Advisory Contract hereby assumed by SMC.

         SCTB hereby waives any requirement that Coventry exhaust any right or remedy or proceed or take any action against SMC or any other person or entity before exercising any right or remedy against SCTB under this Agreement.

         The obligations of SCTB hereunder are absolute and unconditional. SCTB's guaranty and indemnity shall be a continuing guaranty and indemnity and shall continue in force and effect until all of the obligations hereby assumed by SMC shall have been satisfied in full.




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         IN WITNESS WHEREOF, SCTB, SMC and Coventry hereby execute this
Agreement as of the day and year first above written.

                                            SMC CAPITAL, INC.

                                            By:  ____________________________

                                            Name:  __________________________

                                            Title:  _________________________


                                            SHELBY COUNTY TRUST BANK

                                            By:  ____________________________

                                            Name:  __________________________

                                            Title:  _________________________


                                            THE COVENTRY GROUP

                                            By:  ____________________________

                                            Name:  __________________________

                                            Title:  _________________________




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